FREE WRITING PROSPECTUS Dated March 15, 2016	Filed Pursuant to Rule 433 Registration No. 333-207756 Registration No. 333-207756-01

$859mm World Omni Auto Receivables Trust 2016-A (WOART 2016-A)

Joint Lead: MUFG (Structuring), Barclays, JPM, Wells Fargo

Co-Manager: BAML

CL	AMT($MM)	WAL(YR)	RAT(S/F)	WIN	EFIN	LFIN	PXD	YLD	COUP	PRICING
A1	$152	0.25	A-1+/F1+	1-6	9/16	3/17	0.62%yld	0.62%	0.62%	100.00000%
A2	$352	1.28	AAA/AAA	6-26	5/18	12/19	41bps	1.324%	1.32%	99.99955%
A3	$262	2.97	AAA/AAA	26-48	3/20	9/21	61bps	1.784%	1.77%	99.97864%
A4	$74.8	4.13	AAA/AAA	48-50	5/20	5/22	65bps	1.967%	1.95%	99.96444%
B	$18.03	4.14	Retained

Deal Summary:

* EXP SETTLE: March 23rd

* FIRST PAY DATE: April 15th

* REGISTRATION: SEC registered/Public

* ERISA ELIGIBLE: Yes

* MIN DENOMINATION: $1K x $1K

* BLOOMBERG TICKER: WOART 2016-A

* BILL & DELIVER: MUFG

Available Information:

* Preliminary Prospectus and FWP (Attached)

* Intex CDI File (Attached)

* Intexnet Dealname: mitwoart_2016-a Password: A2A4

* Deal Roadshow: www.dealroadshow.com Entry Code: 16AWOART

CUSIP / ISIN:

* A1: 98162F AA2 / US98162FAA21

* A2: 98162F AB0 / US98162FAB04

* A3: 98162F AC8 / US98162FAC86

* A4: 98162F AD6 / US98162FAD69

* B: 98162F AE4 / US98162FAE43

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (877) 649-6848.